    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 1999

                                                     REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                                 ALPHARMA INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
               DELAWARE                              22-2095212
                                                  (I.R.S. EMPLOYER
    (STATE OR OTHER JURISDICTION OF              IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)

                              ONE EXECUTIVE DRIVE
                          FORT LEE, NEW JERSEY 07024
                           TELEPHONE: (201) 947-7774
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                        REGISTRANT'S PRINCIPAL OFFICES)

                               JEFFREY E. SMITH
                                 ALPHARMA INC.
                              ONE EXECUTIVE DRIVE
                          FORT LEE, NEW JERSEY 07024
                           TELEPHONE: (201) 947-7774
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPY TO:
                              GLEN E. HESS, P.C.
                               KIRKLAND & ELLIS
                                CITICORP CENTER
                             153 EAST 53RD STREET
                           NEW YORK, NEW YORK 10022
                                (212) 446-4800

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

                               ----------------
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
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                                                 PROPOSED
                                                  MAXIMUM
           TITLE OF EACH CLASS OF                AGGREGATE        AMOUNT OF
        SECURITIES TO BE REGISTERED          OFFERING PRICE(1) REGISTRATION FEE
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5 3/4% Convertible Subordinated Notes due
 2005......................................     $14,079,000         $3,914
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Class A Common Stock, par value $.20 per
 share.....................................         (2)              (2)

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(1) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
(2) Such indeterminate number of shares of Common Stock as shall be issuable upon the conversion of the Convertible Notes being registered hereunder.
    No separate consideration will be received by the Company upon conversion of the Convertible Notes and, accordingly, no additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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PROSPECTUS
JANUARY 7, 1999
                                 ALPHARMA INC.

           $14,079,000 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2005

We will not receive any of the proceeds from the sale by the holders listed on page 24 of any notes or any shares of our common stock into which the notes are convertible.

                         BACKGROUND AND TERMS OF NOTES
 ------------------------------------------------------------------------------
 . BACKGROUND
  On March 30, 1998 we issued
  $125,000,000 worth of notes
  which are convertible into
  shares of our class A common
  stock. We also issued
  $67,850,000 worth of notes to
  our controlling stockholder
  which are convertible into
  shares of our class B common
  stock.

 . THIS PROSPECTUS
  Under this prospectus, the
  noteholders listed on page 24
  may offer to sell all or a
  portion of their notes,
  totaling up to $14,079,000
  worth of notes and up to
  492,380 shares of our class A
  common stock into which those
  notes are convertible.

 . MATURITY
  April 1, 2005.

 . CONVERSION
  A noteholder may convert any of
  his notes into shares of our
  class A common stock at any
  time on or before April 1,
  2005, unless we have redeemed
  or repurchased those notes. The
  conversion rate is $28.59375
  per share, unless we adjust it
  under certain circumstances.

 . REDEMPTION
  We may redeem the notes at any
  time on or after April 6, 2001.

 . MANDATORY OFFER TO REPURCHASE
   If we sell certain assets or
   experience specific kinds of
   changes in control, we must offer
   to repurchase the notes.

 . SECURITY
   These notes are not secured.

 . RANKING
   These notes are subordinated to
   all of our indebtedness unless
   the terms of that indebtedness
   expressly provide otherwise.
   These notes are subordinated to
   all of our subsidiaries'
   indebtedness and liabilities,
   including trade payables.

 . INTEREST
   Fixed annual rate of 5 3/4%.

   Paid every six months on April 1
   and October 1.

 . MARKET FOR OUR SECURITIES
   We expect the notes and the
   shares of our class A common
   stock being registered under this
   prospectus to be listed on the
   New York Stock Exchange.

   Already listed on the New York
   Stock Exchange are:

   . $111,095,000 worth of notes,
     under the symbol ALO05.

   . shares of our class A common
     stock, including those shares
     into which the listed notes are
     convertible, under the symbol
     ALO.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PERMITTED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.
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               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements under the caption "The Company" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Alpharma Inc. (the "Company"), or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the following: leverage; acquisition strategy; competition; government regulation; foreign operations, including currency fluctuations; fluctuations in operating results; dependence on single sources of raw material supply and manufacture; third party reimbursement pricing pressures; potential liability for current products; and other factors referenced in this Prospectus or in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement," which term shall include any amendments thereto) on Form S-3 under the Securities Act of 1933 (the "Securities Act"), with respect to the Company's 5 3/4% Convertible Subordinated Notes due 2005 (the "Notes") and the shares of its Class A Common Stock, par value $.20 per share (the "Class A Common Stock") that are issuable upon conversion of the Notes offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission referred to below.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Class A Common Stock is listed on the New York Stock Exchange (the "NYSE"), and copies of reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE located at 20 Broad Street, New York, New York 10005. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed with the Commission and are incorporated by reference into this Prospectus: the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; the Company's Current Report on Form 8-K dated March 30, 1998; the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, 1998 and September 30, 1998, respectively, and the Company's Current Report on Form 8-K dated May 7, 1998 as supplemented by Form 8-K/A dated July 21, 1998. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Notes offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

  Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus of which it is a part to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in the Prospectus by reference, other than exhibits to such documents unless the exhibits themselves are specifically incorporated by reference. Requests for such copies should be directed to Alpharma Inc., One Executive Drive, Fort Lee, New Jersey 07024, Attention Vice President, Investor Relations (telephone number: (201) 947-
7774).

                                  THE COMPANY

  Alpharma is a multinational pharmaceutical company that develops, manufactures and markets specialty human pharmaceutical and animal health products. The Company manufactures and markets approximately 600 pharmaceutical products for human use and 40 animal health products. The Company conducts business in more than 50 countries and has approximately 3,000 employees at 38 sites in 21 countries. For the year ended December 31, 1997 and the nine months ended September 30, 1998, the Company generated revenue and operating income of approximately $500 million and $430 million, respectively, and $47 million and $45 million, respectively.

  The Company's human pharmaceutical business is the largest manufacturer and marketer of generic liquid and topical pharmaceuticals in the U.S. The Company has a leading position in branded generic pharmaceuticals in the Nordic countries. It also has an expanding presence internationally, particularly in Europe, where the Company recently obtained a substantial generic pharmaceutical market presence in the U.K. through the May 7, 1998 acquisition (the "Cox Acquisition") of Arthur H. Cox and Co. Ltd. and related marketing subsidiaries (collectively, "Cox"). In addition, the Company is the world's leading producer of bacitracin, zinc bacitracin and polymixin, which are important pharmaceutical grade antibiotics. The human pharmaceutical segment generated approximately $327 million and $183 million of revenue for the year ended December 31, 1997 and the nine months ended September 30, 1998.

  The Company's animal health business is a leading provider of animal feed additives for the poultry and swine industries, as well as vaccines for the aquaculture industry. The animal health segment generated approximately $174 million and $83 million of revenue for the year ended December 31, 1997 and the nine months ended September 30, 1998.

  Alpharma has spent over $30 million annually over the last three years on research and development for new products, technologies and proprietary processes. In human pharmaceuticals, these activities have focused on known chemical entities and proprietary technologies. Its animal health fine chemicals divisions utilizes the Company's expertise in fermentation, specialized recovery and purification technologies in the development of new products and technologies. In the U.S., the Company has 20 animal health product applications pending, 14 of which are for approval to use an existing Company product in combination with another existing Company or third-party product. Internationally, Alpharma has 34 foreign product applications pending, substantially all of which seek approval to sell an existing Company product in a new foreign market. In its aquaculture business, the Company has four additional fish vaccine product applications pending in various countries.

  The Company's strategy is to increase revenue and profitability by (i) building upon its market leadership positions; (ii) leveraging its manufacturing strengths; (iii) accelerating research and development;
(iv) expanding markets globally; and (v) pursuing complementary acquisitions that can provide new products and market opportunities as well as leverage existing assets.

  The Company was originally organized as A.L. Laboratories, Inc., a wholly owned subsidiary of A.L. Industrier A.S. ("Industrier") a Norwegian healthcare company (the Apothekernes Laboratorium A.S.). In 1994, the Company acquired the complementary human pharmaceutical and animal health business of Industrier and subsequently changed its name to Alpharma Inc. to operate worldwide as one corporate entity.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for the Company and its subsidiaries for each of the periods indicated. We calculated the ratio of earnings to fixed charges by dividing earnings by total fixed charges. Earnings consist of pretax income plus fixed charges and amortization of capitalized interest less capitalized interest. Fixed charges consist of interest expense on all indebtedness, including amortization of deferred debt issuance costs, and a portion of rent expense (33%) estimated by management to be the interest component of these rentals.

                                                                   NINE MONTHS ENDED
           YEARS ENDED DECEMBER 31,                                  SEPTEMBER 30,
      ------------------------------------------------------       -----------------
     1993      1994        1995        1996            1997              1998
     ----      ----        ----        ----            ----              ----
     2.00x     1.07x       2.24x       -- (/1/)        2.31x             2.20x

--------
(1)Earnings in 1996 were not sufficient to cover fixed charges. The deficiency of earnings was $16.4 million.

                             DESCRIPTION OF NOTES

  The Notes were issued under an indenture (the "Indenture") dated as of March 30, 1998, by and between the Company and First Union National Bank, as trustee (the "Trustee"). The Notes were originally sold by the Company on March 30, 1998 (the "Initial Offering") to SBC Warburg Dillon Read Inc., CIBC Oppenheimer and Cowen & Company (collectively, the "Initial Purchasers"). The Initial Purchasers subsequently resold the Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and, outside the United States, to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. The following statements are subject to the detailed provisions of the Indenture and are qualified in their entirety by reference to the Indenture, a copy of which will be provided to prospective investors by the Company upon request and is also available for inspection at the office of the Trustee. Wherever particular provisions of the Indenture are referred to, such provisions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

GENERAL

  The Notes represent unsecured general obligations of the Company, subordinate in right of payment to certain other obligations of the Company as described under "Subordination of Notes," and convertible into Class A Common Stock as described under "Conversion." The Notes will mature on April 1, 2005. The Notes are limited to $125,000,000 aggregate principal amount, all of which has been issued. The Company will pay interest on the Notes semiannually on April 1 and October 1 of each year, with the first payment made on October 1, 1998 at the rate of 5 3/4% per annum and will pay interest on the Notes (except defaulted interest) to the persons who are registered holders of Notes at the close of business on the preceding March 15 and September 15, respectively (subject to certain exceptions in the case of Notes redeemed or repurchased upon a Change in Control between a record date and the next succeeding interest payment date). The Company may pay principal and interest by check and may mail an interest check to a holder's registered address. Holders must surrender Notes to the Paying Agent to collect principal payments.

  The Notes have been issued without coupons in denominations of $1,000 and whole multiples of $1,000. A holder may transfer or exchange Notes in accordance with the Indenture. No service charge will be made for any registration of transfer, exchange or conversion of the Notes, except for any tax or other governmental charges that may be imposed in connection with any transfers, registration of transfers or exchanges. The registrar for the Notes need not transfer or exchange any Notes selected for redemption. Also, it need not transfer or exchange any Notes for a period of 15 days before selecting Notes to be redeemed. The registered holder of a Note may be treated as its owner for all purposes.

  Initially, the Trustee will act as Registrar, Paying Agent and Conversion Agent. The Company may appoint an additional, or change any, Paying Agent, Registrar or Conversion Agent without notice. The Company may act in any such capacity.

  The Indenture does not contain any restrictions on the payment of dividends or on the repurchase of securities of the Company or any financial covenants, nor does the Indenture require the Company to maintain any sinking fund or other reserves for repayment of the Notes.

  At the time the Notes were originally issued by the Company, A.L. Industrier A.S. ("Industrier"), the controlling stockholder of the Company, purchased at par for cash $67.85 million principal amount of a convertible subordinated note (the "Industrier Note"). The Industrier Note has substantially the same terms (including interest rate, conversion and maturity date) as, and ranks pari passu with, the Notes, except that the Industrier Note, so long as it is held by Industrier or any other affiliate of the Registrant, is not convertible at the holder's discretion but instead automatically converts on or after April 6, 2001 into Class B Common Stock, par value $0.20 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"), if at least 75% of the Notes are converted into Class A Common Stock by the holders thereof. The Industrier Note is exchangeable, in whole or in part, into Notes at any time after October 31, 1999 at the option of Industrier. Industrier has agreed not to sell the Industrier Note or any Common Stock until after October 31, 1999.

CONVERSION

  The holders of the Notes will be entitled at any time after the original issuance thereof and before the close of business on the date of maturity of the Notes, subject to prior redemption or repurchase, to convert the Notes, or portions thereof (if the portions are $1,000 or whole multiples thereof) into shares of Class A Common Stock at the conversion price set forth on the cover page of this Prospectus (subject to adjustments as described below). Except as described below, no payment or adjustment will be made for accrued interest on a converted Note or for dividends on any Class A Common Stock issued on conversion. If any Note is converted between a record date for the payment of interest and the next succeeding interest payment date, unless such Note has been called for redemption on a redemption date between such dates, such Note must be accompanied by funds equal to the interest payable to the registered holder on such interest payment date on the principal amount so converted. A Note converted on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of the Note being converted will be paid on such interest payment date to the registered holder of such Note on the immediately preceding record date. The Company will not issue fractional shares of Class A Common Stock upon conversion of Notes and instead will deliver a check in lieu of the fractional share based upon the market value of the Class A Common Stock on the last trading day prior to the conversion date. In the case of Notes called for redemption, conversion rights will expire at the close of business on the tenth calendar day preceding the redemption date, and in the event any holder exercises its Repurchase Right (as defined below), such holder's conversion right will terminate upon receipt of the written notice of exercise of such Repurchase Right. See "--Repurchase at Option of Holders Upon Change in Control." In the case of Notes called for redemption on a redemption date between a record date and the opening of business on the next succeeding interest payment date, no interest will be payable on any such Notes converted during such period.

  The conversion price is subject to adjustment as set forth in the Indenture in certain events, including, (i) the payment of dividends or distributions on the Common Stock in shares of capital stock; (ii) subdivisions or combinations of the Common Stock into a greater or smaller number of shares; (iii) a reclassification of the Common Stock resulting in an issuance of any shares of the capital stock of the Company; (iv) the distribution of rights or warrants to all holders of Common Stock entitling them for a period of sixty days or less to purchase Common Stock at less than the then current market price at that time; and (v) the distribution to all holders of Common Stock of assets or debt securities or any rights or warrants to purchase assets or debt securities of the Company, which assets, debt securities, rights or warrants have an aggregate fair market value on the date such distribution is declared that exceeds the "permitted dividend amount," defined as: (x) 10% of Company's market capitalization (the product of the current market price of the Class A Common Stock and the number of shares of Common Stock outstanding as of any particular date) minus (y) the aggregate value of all dividends or distributions made to holders of Common Stock within the 12 months preceding such distribution (excluding any distributions or dividends referred to in (i)-(iv) above), provided that with respect to any distribution not paid out of retained earnings, the permitted dividend amount shall be zero, other than Common Stock, of the Company (other than cash dividends or cash distributions payable out of consolidated net income or retained earnings). No adjustment will be required for rights to purchase Common Stock pursuant to any plan of the Company for reinvestment of dividends or interest, or for a change in the par value of the Common Stock. To the extent that Notes become convertible into cash, no adjustment will be required thereafter as to cash. No adjustment in the conversion price will be made unless such adjustment would require a change of at least $.25 in the conversion price; however, any adjustment that would otherwise be required to be made shall be carried forward and taken into account at the earlier of any subsequent adjustment or three years after the occurrence of the event giving rise to the adjustment. The Company reserves the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as the Company in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Company to its stockholders shall not be taxable. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or carrying the right to purchase any of the foregoing. See "Certain Federal Income Tax Consequences--Conversion."

  If the Company reclassifies the Class A Common Stock or merges into, or transfers or leases substantially all of its assets to, another corporation, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of capital stock, other securities, cash or other assets which they would have owned immediately after such event had such Notes been converted immediately before the effective date of the transaction.

  Conversion price adjustments may in certain circumstances result in constructive distributions that could be taxable as dividends under the Internal Revenue Code of 1986, as amended, to holders of Notes or to holders of Class A Common Stock issued upon conversion thereof. See "Certain Federal Income Tax Consequences--Conversion."

OPTIONAL REDEMPTION

  The Notes may be redeemed on at least 30 and not more than 60 days notice at the option of the Company, in whole at any time or in part from time to time, at a redemption price of 103.286% of principal, together with accrued interest to the date fixed for redemption, beginning April 6, 2001, and at the following redemption prices (expressed as percentages of principal), together with accrued interest to the date fixed for redemption, during the twelve month period beginning April 1, in the years set forth below:

       YEAR                                                           PERCENTAGE
       ----                                                           ----------
       2002..........................................................  102.464%
       2003..........................................................  101.643
       2004..........................................................  100.821

If less than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot, by such method as may be required by an exchange on which the Notes are listed or by any other method the Trustee, in its discretion deems fair.

REPURCHASE AT OPTION OF HOLDERS UPON CHANGE IN CONTROL

  Upon any Change in Control (as defined below) with respect to the Company, each holder of the Notes and the Industrier Note shall have the right (the "Repurchase Right"), at the holder's option, to require the Company to repurchase all of such holder's Notes, the Industrier Note, as applicable, or a portion thereof which is $1,000 or any integral multiple thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined below) at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the Repurchase Date.

  Within 30 days after the occurrence of a Change in Control, the Company is obligated to mail to all holders of record of the Notes a notice (the "Company Notice") of the occurrence of such Change in Control and the Repurchase Right arising as a result thereof. The Company shall deliver a copy of the Company Notice to the Trustee and shall cause a copy of such notice to be published in The Financial Times and The Wall Street Journal or another newspaper of national circulation. To exercise the Repurchase Right, a holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Company (or an agent designated by the Company for such purpose) and the Trustee of the holder's exercise of such right together with the Notes with respect to which the right is being exercised, duly endorsed for transfer.

CHANGE IN CONTROL

  A "Change in Control" of the Company means (i) the acquisition by any person, entity or "group" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares of Common Stock sufficient to elect a majority of directors; (ii) persons who, as of the date of the Indenture, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board; (iii) approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, beneficially own shares sufficient to elect a majority of directors of the reorganized, merged or consolidated company's then outstanding voting securities; or (iv) a liquidation or dissolution of the Company (other than pursuant to the United States Bankruptcy Code) or the conveyance, transfer or leasing of all or substantially all of the assets of the Company to any person; provided, however, that for the purpose of clauses (i) through (iv) above, the terms "person", "entity", and "group" shall not be deemed to include (x) Industrier, (y) the stockholders of Industrier in the case of a distribution of shares of capital stock of the Company beneficially owned by Industrier to the shareholders of Industrier, unless a Change in Control of Industrier has occurred or occurs concurrently with such a distribution, or in a series of related transactions of which such distribution is a part, (determined without regard to this clause (y) of this proviso) or (z) E.W. Sissener, his spouse, any heir or descendant of Mr. Sissener or the spouse of any such heir or descendant or the estate of Mr. Sissener (each, an "EWS Party"), or any trust or other similar arrangement for the benefit of any EWS Party or any corporation or other person or entity controlled by one or more EWS Party, or any group of which any EWS Party is a member. For purposes of the above sentence, a "liquidation" or "dissolution" shall not be deemed to include any transfer of Company property solely to any of the persons described in clauses (x), (y) and (z) of the proviso in such sentence.

  No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of Change in Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of assets conveyed and the proportion of an entity's income derived from the assets conveyed. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a Change in Control may have occurred (and, accordingly, whether or not the holders of Notes will have the right to require the Company to repurchase their Notes).

  The occurrence of a Change in Control would, in most cases, permit the lenders to require prepayment of some or all amounts outstanding under the Company's bank lines of credit and other debt agreements. See "Capitalization." In the event of a Change in Control, any repurchase of the Notes could, absent payment in full of any amounts outstanding under such credit facilities or waiver, be prevented by the subordination provisions of the Notes. See "--Subordination of Notes." Failure by the Company to repurchase the Notes when required will result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. The right to require the Company to repurchase the Notes could delay or deter a Change in Control of the Company, whether or not such Change in Control were supported by the Board of Directors of the Company.

  If a Change in Control occurs, there can be no assurance that the Company would have sufficient funds or financing to repay any Senior Indebtedness then required to be repaid or to repurchase any or all Notes then required to be repurchased under the Indenture.

  If an offer is made to repurchase Notes as a result of a Change in Control, the Company intends to comply with all tender offer rules, including but not limited to Section 13(e) and 14(e) under the Exchange Act and Rules 13e-1 and 14e-1 thereunder, to the extent applicable to such offer.

SUBORDINATION OF NOTES

  Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, the payment of the principal of and premium, if any, and interest on the Notes will be subordinated, to the extent provided in the Indenture, in right of payment to the prior payment in full of all Senior Indebtedness. The Industrier Note ranks pari passu with the Notes.

  No payment of principal of or premium, if any, or interest may be made by the Company, directly or indirectly, on the Notes (including any repurchase pursuant to the exercise of the Repurchase Right) or to acquire any of the Notes at any time if a default in payment of the principal of or premium, if any, or interest on Senior Indebtedness exists, unless and until such default shall have been cured or waived or shall have ceased to exist. During the continuance of any event of default with respect to any Senior Indebtedness, as such event of default is defined under any such Senior Indebtedness or in any agreement pursuant to which any Senior Indebtedness has been issued (other than default in payment of the principal of, or premium, if any, or interest on any Senior Indebtedness), permitting the holders thereof to accelerate the maturity thereof, no payment may be made by the Company, directly or indirectly, with respect to principal of or premium, if any, or interest on the Notes for 183 days following written notice to the Company, from any holder or holders thereof or their representative or representatives or the trustee or trustees under any indenture under which any instrument evidencing any such Senior Indebtedness may have been issued, that such an event of default has occurred and is continuing. However, if the maturity of such Senior Indebtedness is accelerated, no payment may be made on the Notes until such Senior Indebtedness that has matured has been paid or such acceleration has been cured or waived.

  Senior Indebtedness is defined in the Indenture as Indebtedness (as defined below) of the Company outstanding at any time except Indebtedness that by its terms is subordinate in right of payment to the Notes or Indebtedness that is not otherwise senior in right of payments to the Notes. The Industrier Note is not Senior Indebtedness but ranks pari passu with the Notes. Senior Indebtedness does not include Indebtedness of the Company to any of the Company's subsidiaries. Indebtedness is defined with respect to any person as the principal of, and premium, if any, and interest on (a) all indebtedness of such person for borrowed money (including all indebtedness evidenced by notes, bonds, debentures or other securities sold by such person for money), (b) all obligations incurred by such person in the acquisition (whether by way of purchase, merger, consolidation or otherwise and whether by such person or another person) of any business, real property or other assets (except inventory and related items acquired in the ordinary course of the conduct of the acquiror's usual business), (c) guarantees by such person of indebtedness described in clause (a) or (b) of another person, (d) all renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee, (e) all reimbursement obligations of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person, (f) all capital lease obligations of such person and (g) all net obligations of such person under interest rate swap or similar agreements of such person. There are no restrictions in the Indenture upon the creation of additional Senior Indebtedness by the Company, or on the creation of any Indebtedness by the Company or any of its subsidiaries.

  By reason of the subordination provisions described above, in the event of insolvency, funds which would otherwise be payable to Note holders will be paid to the holders of Senior Indebtedness to the extent necessary to pay Senior Indebtedness in full. As a result of these payments, general creditors of the Company may recover less, ratably, than holders of Senior Indebtedness and such general creditors may recover more, ratably, than holders of Notes or other subordinated indebtedness of the Company.

MERGER OR CONSOLIDATION

  The Indenture does not permit the Company to consolidate with, or merge into, or transfer or lease all or substantially all of its assets to, another person unless such other person is a corporation organized under the laws of the United States, any State thereof or the District of Columbia and such person assumes by supplemental indenture all the obligations of the Company under the Notes and the Indenture, and immediately after giving effect to the transaction, no default shall exist.

DEFAULTS AND REMEDIES

  An Event of Default includes the occurrence of any of the following: default for 30 days in payment of interest; default in payment of principal at maturity, upon redemption or exercise of a Repurchase Right or otherwise; default in payment on Indebtedness at maturity, giving effect to applicable grace periods, of at least $5,000,000 principal amount and continuance of such default for 30 days after notice is given in accordance with the Indenture, or default on Indebtedness and, as a result, payment of at least $5,000,000 principal amount of Indebtedness is accelerated without such acceleration having been cured, waived, rescinded, or annulled for 30 days; failure by the Company for 60 days after notice to it to comply with any of its other agreements in the Indenture or the Notes; and certain events of bankruptcy or insolvency. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately, except for defaults due to certain events of bankruptcy or insolvency in which case if an Event of Default occurs and is continuing, the principal of all the Notes and the interest thereon shall automatically become immediately due and payable. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust power. The Trustee may withhold from Note holders notice of any default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company is required to file with the Trustee annually an officers' statement as to the absence of defaults in fulfilling any of its obligations under the Indenture.

MODIFICATIONS OF THE INDENTURE

  The Company and the Trustee may amend the Indenture without notice to any Note holder but with the written consent of the holders of a majority in principal amount of the outstanding Notes. However, without the consent of each Note holder affected, an amendment may not: (i) reduce the amount of Notes whose holders must consent to an amendment; (ii) reduce the rate or change the time for payment of interest on any Note; (iii) reduce the principal of or change the fixed maturity of any Note (including, without limitation, the optional redemption provisions or the Repurchase Right); (iv) make any Note payable in money other than that stated in the Note; (v) change the provisions of the Indenture regarding the right of a majority of the Note holders to waive defaults under the Indenture or impair the right of any Note holder to institute suit for the enforcement of any payment of principal and interest on the Notes on and after their respective due dates; (vi) make any change that adversely affects the rights to convert any Note; or (vii) make any change in the terms of the Notes that adversely affects the rights of any Note holder.

SATISFACTION AND DISCHARGE OF INDENTURE

  The Indenture will be discharged and canceled upon the satisfaction of certain conditions, including the payment of all the Notes or the deposit with the Trustee, within not more than six months prior to the maturity of the Notes or within one year of redemption of all of the Notes, of funds sufficient for such payment or redemption.

REPORTS TO HOLDERS OF NOTES

  The Company will regularly furnish to each holder of Notes copies of its annual report to stockholders, containing audited financial statements, and any other financial reports which the Company furnishes to its stockholders.

TRUSTEE AND TRANSFER AGENT

  The Trustee and transfer agent for the Notes is First Union National Bank.

LISTING

  Prior to the effectiveness of the Registration Statement, the Notes offered hereby were eligible for trading on the PORTAL Market; however, the Notes sold hereunder will no longer be eligible for trading through the PORTAL Market. The Class A Common Stock and the $111,095,000 aggregate principal amount of Notes previously registered are listed on the NYSE under the symbols "ALO" and "ALO05" respectively. Following registration under the Securities Act, the Notes and the shares of Class A Common Stock offered hereby are expected to be listed on the NYSE.

BOOK ENTRY

  The Notes were issued in the form of a global security issued in reliance on Rule 144A (the "Rule 144A Global Security") and a global security issued in reliance on Regulation S (the "Regulation S Global Security" and, collectively with the Rule 144A Global Security, a "Global Security"). Upon the issuance of a Global Security, the Depository or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the Notes represented by such Global Security. Such accounts will be designated by the Initial Purchasers with respect to Notes placed by the Initial Purchasers for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest through such participant will be effected only through, records maintained by such participant. The foregoing may impair the ability to transfer beneficial interests in a Global Security.

  Payment of principal, premium, if any, and interest on Notes represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole Holder of the Notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company or the Trustee or the Initial Purchasers will have any responsibility or liability for any aspect of the Depository's records relating to or payments made on account of beneficial ownership interests in Global Security representing any Notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

  The Company has been advised by the Depository that, upon receipt of any payment of principal, premium, if any, or interest on any Global Security, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depository. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

  A Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor. If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company or the Depository within 90 days, the Company will issue Notes in definitive form in exchange for the Global Security. In either instance, an owner of a beneficial interest in the Global Security will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. Principal, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the offices of the Trustee.

  So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole Holder of the Notes represented by such Global Security for the purposes of receiving payment on the Notes, receiving notices and for all other purposes under the Indenture and the Notes. Beneficial interests in Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Cede & Co. has been appointed as the nominee of the Depository. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to and will not be considered the Holders thereof for any purposes under the Indenture. Accordingly any such person owning a beneficial interest in such a Global Security must rely on the procedures of the Depository, and, if any such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Indenture provides that the Depository may grant proxies and otherwise authorize participants to give or to take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  The Depository has advised the Company that the Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

  Exchanges between the Rule 144A Global Security and the Regulation S Global Security. Beneficial interests in the Rule 144A Global Security may be exchanged for beneficial interests in the Regulation S Global Security and vice versa only in connection with a transfer of such interest. Such transfers are subject to compliance with customary certification requirements which are set forth in the Indenture.

  Any beneficial interest in one of the Global Securities that is exchanged for an interest in the other Global Security will cease to be an interest in such Global Security and will become an interest in the other Global Security. Accordingly, such interest will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Security for as long as it remains such an interest.

  Any exchange of a beneficial interest in the Regulation S Global Security for a beneficial interest in the Rule 144A Global Security or vice versa will be effected by the Depository by means of an instruction originated by the Trustee through the Depository's Deposit/Withdraw at Custodian ("DWAC") system. Accordingly, in connection with any such exchange, appropriate adjustments will be made in the records of the Registrar to reflect a decrease in the principal amount of such Regulation S Global Security and a corresponding increase in the principal amount of such Rule 144A Global Security or vice versa, as applicable.

PAYMENTS OF PRINCIPAL AND INTEREST

  The Indenture requires that payments in respect of the Notes (including principal, premium, if any, and interest) held of record by the Depository Trust Company ("DTC") (including Notes evidenced by the Global Notes) be made in same day funds. Payments in respect of the Notes held of record by holders other than DTC may, at the option of the Company, be made by check and mailed to such holders of record as shown on the register for the Notes.

REGISTRATION RIGHTS

  The Company and the Initial Purchasers entered into a Registration Rights Agreement on the Closing Date. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission within 90 days after the Closing Date a shelf registration statement (the "Shelf Registration Statement") on Form S-1 or Form S-3, if the use of such form is then available, to cover resales of Transfer Restricted Securities by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company agreed to use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 150 days from the Closing Date. The Company filed a Registration Statement that constituted the Shelf Registration Statement on June 23, 1998, and such Shelf Registration Statement was declared effective on August 26, 1998 in compliance with the Registration Rights

Agreement. The Company is voluntarily filing the Registration Statement of which this Prospectus is a part in response to the requests of various Holders and has no contractual obligations with respect thereto. The Company is permitted to prohibit offers and sales of Transfer Restricted Securities (as defined below) pursuant to the Shelf Registration Statement or the Registration Statement of which this Prospectus is a part under certain circumstances and subject to certain conditions (any period during which offers and sales are prohibited being referred to as a "Suspension Period"). "Transfer Restricted Securities" means each Note and any underlying share of Class A Common Stock until the date on which such Note or underlying share of Class A Common Stock has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or the Registration Statement of which this Prospectus is a part, the date on which such Note or underlying share of Class A Common Stock is distributed to the public pursuant to Rule 144 under the Securities Act or the date on which such Note or share of Class A Common Stock may be sold or transferred pursuant to Rule 144(k) (or any similar provision then in force).

GOVERNING LAW

  The Indenture and, except as may otherwise be required by mandatory provisions of law, Notes are governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's conflicts of laws principles.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock currently consists of: (i) 40,000,000 shares of Class A Stock (the "Class A Stock"), of which 17,393,707 shares were outstanding as of November 30, 1998, (ii) 15,000,000 shares of Class B common stock, $.20 par value per share (the "Class B Stock" and, together with the Class A Stock, the "Common Stock"), of which 9,500,000 shares were issued and outstanding as of November 30, 1998, and (iii) 500,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), of which none were issued and outstanding as of November 30, 1998. The following description of the capital stock of the Company is a summary of certain provisions of the Company's Amended and Restated Certificate of Incorporation and is qualified in its entirety by the provisions of such document which has been filed with the Commission. As of September 30, 1998, the Class A Stock was held of record by 1,281 stockholders.

1. COMMON STOCK

  The Class A Stock and the Class B Common Stock are identical in all respects, including with respect to the right to receive dividends, except as follows: (i) the holders of the Class A Stock are currently entitled as a class to elect 33 1/3% of the Board of Directors (rounded to the nearest whole number, but not less than two members of the Company's Board of Directors), and the holders of the Class B Stock are entitled as a class to elect the remaining directors; (ii) on all other matters submitted to a vote of stockholders, the holders of the Class A Stock are entitled to one vote per share of Class A Stock held, and the holders of the Class B Stock are entitled to four votes per share of Class B Stock held; (iii) the holders of the Class B Stock have the right at any time and from time to time to convert each share of Class B Stock into one share of Class A Stock; and (iv) shares of Class A Stock may be declared and paid as dividends on shares of both Class A Stock and Class B Stock; shares of Class B Stock may be declared and paid as dividends on shares of both Class A Stock and Class B Stock; shares of Class A Stock may be declared and paid as dividends on shares of Class A Stock and shares of Class B Stock may be declared and paid as dividends on shares of Class B Stock; and in any such case the same number of shares must be declared and paid as dividends in respect of each outstanding share of Class A Stock and each outstanding share of Class B Stock. The special voting rights of the holders of the Class A Stock as reflected in clause (i) above terminate if the number of outstanding shares of Class A Stock is less than 10% of the aggregate number of issued and outstanding shares of Class A Stock and Class B Stock, and the special voting rights of the holders of the Class B Stock as reflected in clauses (i) and (ii) above terminate if the number of issued and outstanding shares of Class B Stock is less than 12 1/2% of such aggregate number, in each case as determined on the record for the stockholder vote.

  The Company may not subdivide or combine either class of Common Stock without at the same time combining or subdividing shares of the other class of Common Stock in the same proportion. Upon liquidation of the Company, holders of the Class A Stock and the Class B Stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all obligations of the Company, and payments due in respect of any other senior securities of the Company, including any shares of Preferred Stock. Holders of Common Stock do not have cumulative voting rights or preemptive, subscription or, except as set forth above with respect to the Class B Common Stock, conversion rights.

2. PREFERRED STOCK

  The Preferred Stock may be issued in one or more series, with such designations, relative rights, powers, priorities, preferences and limitations thereof as the Board of Directors, without any stockholder action, may determine, provided that the right of the holders of Class A Stock, voting as a class, to elect no less than 25% of the Board of Directors may not be limited by the grant of voting rights to any series of Preferred Stock.

3. WARRANTS

  The Company has completed an exchange offer pursuant to which it has accepted for exchange Warrants to purchase 3,564,210 shares of its Class A Common Stock were tendered, accepted and exchanged for 1,235,548 newly issued shares of Class A Common Stock. As of November 30, 1998, Warrants to purchase 288,928 shares of Class A Common Stock remained outstanding. The Warrants expire on January 3, 1999 and are listed on the NYSE. The exercise price of the Warrants is $20.69 per share of Class A Common Stock, subject to certain anti-dilution adjustments thereunder.

4. TRANSFER AGENT

  BankBoston, N.A. is the transfer agent for the Common Stock.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder ("Treasury Regulations"), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Code). This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or persons that have a "functional currency" other than the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The Company has not sought any ruling from the Internal Revenue Service (the "Service") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Service will agree with such statements and conclusions. THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNITED STATES HOLDERS

  As used herein, the term "United States Holder" means the beneficial owner of a Note or Common Stock that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) treated as a domestic corporation or domestic partnership, or (iii) an estate or trust that is subject to United States federal income taxation on a net income basis in respect of the Notes or Common Stock. A trust will be a "United States Holder" of a Note only if the trust is subject to the supervision of a court within the United States and the control of a United States fiduciary as described in
Section 7701(a)(30) of the Code.

 Payment of Interest

  Interest on a Note generally will be included in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes. The Notes will not have original issue discount.

 Amortizable Bond Premium

  If a United States Holder of a Note acquires the Note at a cost that is in excess of the amount payable at maturity (after reducing such costs by an amount equal to the value of the conversion option), the United States Holder may elect under Section 171 of the Code to amortize the excess cost (as an offset to interest income) on a constant interest rate basis over the term of such Note. However, because the Notes may be redeemed at the option of the Company at a price in excess of their principal amount, a United States holder may be required to amortize any bond premium based on the earlier call date and the call price payable at that time. If the United States Holder makes an election to amortize bond premium, the tax basis of all such United States Holder's Notes will be reduced by the allowable bond premium amortization. The amortization election would apply to all Indebtedness instruments held or subsequently acquired by the electing purchaser and cannot be revoked without permission from the Service. On conversion of a Note into shares of Common Stock, no additional amortization of any bond premium would be allowed, and any remaining premium would be added to the United States Holder's basis in the Common Stock received.

 Market Discount

  Investors acquiring Notes pursuant to this Prospectus should consider that the resale of those Notes may be adversely affected by the market discount provisions of Sections 1276 through 1278 of the Code. Except as described below, gain recognized on the disposition of a Note that has accrued market discount will be treated as ordinary income, and not capital gain, to the extent of the accrued market discount. "Market discount" is defined generally as the excess, if any, of (i) the principal amount of the Note over (ii) the tax basis of the Note in the hands of the United States Holder immediately after its acquisition.

  Under a de minimis exception, there is no market discount if the excess of the principal amount of the obligation over the United States Holder's tax basis in the obligation is less than 0.25% of the principal amount multiplied by the number of complete years after the acquisition date to the obligation's date of maturity. Unless the United States Holder elects to accrue market discount on a constant yield basis, the accrued market discount generally would be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the obligation has been held by the United States Holder and the denominator of which is the number of days after the United States Holder's acquisition of the obligation up to and including its maturity date.

  If a United States Holder of a Note acquired with market discount disposes of such Note in any transaction other than a sale, exchange or involuntary conversion, such United States Holder will be deemed to have realized an amount equal to the fair market value of the Note and will be required to recognize as ordinary income any accrued market discount. See the discussion below under "--Sale, Exchange or Redemption of the Notes" for the tax consequences of a sale or exchange. A partial principal payment (if any) on a Note will be includable as ordinary income upon receipt to the extent of any accrued market discount thereon. Although it is not free from doubt, any accrued market discount not previously taken into income prior to a conversion of a Note into shares of Common Stock should carry over to the Common Stock received on conversion and be treated as ordinary income upon a subsequent disposition of such Common Stock, to the extent of any gain recognized on such disposition. Unless the election described below is in effect, a United States Holder of a Note acquired at a market discount also may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the maturity of the Note or the earlier disposition of the Note in a taxable transaction.

  A United States Holder of a Note acquired at a market discount may elect to include the market discount in income as it accrues (on either a straight-line basis or a constant yield basis). This election would apply to all market discount obligations acquired by the electing United States Holder on or after the first day of the first year to which the election applies. The election may be revoked only with the consent of the Service. If a United States Holder of a Note elects to include market discount in income currently, the rules discussed above regarding (i) ordinary income recognition resulting from a sale and certain other disposition transactions and (ii) deferral of interest deductions would not apply.

 Sale, Exchange or Redemption of the Notes

  Upon the sale, exchange or redemption of a Note, subject to the market discount rules discussed above, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued and unpaid interest not previously recognized by such Holder, which is taxable as ordinary income) and (ii) such Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such Holder, less any principal payments received by such Holder and increased by any market discount previously included in income by such

Holder. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in the Note is more than eighteen months at the time of sale, exchange or redemption.

 Conversion of the Notes

  A United States Holder generally will not recognize any income, gain or loss upon conversion of a Note into Class A Common Stock, except with respect to cash received in lieu of a fractional share of Class A Common Stock. Such Holder's tax basis in the Class A Common Stock received on conversion of a Note will be the same as such Holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Class A Common Stock received on conversion will generally include the holding period of the Note converted.

  Cash received in lieu of a fractional share of Class A Common Stock upon conversion should be treated as a payment in exchange for the fractional share of Class A Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Class A Common Stock generally should result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share).

 Dividends on the Common Stock

  The amount of any distribution by the Company in respect of the Common Stock (including any liquidated damages in respect of Common Stock as described above under "Description of Notes--Registration Rights") will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to a tax as ordinary income, to the extent of the Company's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the Holder's tax basis in the Common Stock and thereafter as gain from the sale or exchange of such stock.

  In general, a dividend distribution to a corporate United States Holder will qualify for the 70% dividends received deduction if the Holder owns less than 20% of the voting power and value of the Company's stock (other than any non-voting, non-convertible, non-participating preferred stock). A corporate United States Holder that owns 20% or more of the voting power and value of the Company's stock (other than any nonvoting, non-convertible, non-participating preferred stock) generally will qualify for an 80% dividends received deduction. The dividends received deduction is subject, however, to certain holding period, taxable income and other limitations.

  If at any time (i) the Company makes a distribution of cash or property to its stockholders or purchases Common Stock and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Indenture, the conversion price of the Notes is decreased, or (ii) the conversion price of the Notes is decreased at the discretion of the Company, such decrease in conversion price may be deemed to be the payment of a taxable dividend to United States Holders of Notes (pursuant to Section 305 of the
Code) to the extent of the Company's current or accumulated earnings and profits. Such Holders of Notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property.

 Sale of Common Stock

  Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such Holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term if the United States Holder's holding period in the Common Stock is more than eighteen months at the time of the sale or exchange. A United States Holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "--Conversion of the Notes."

 Information Reporting and Backup Withholding Tax

  In general, certain information is required to be reported by the payor to the Service with respect to payments of principal, premium, if any, and interest on a Note (including the payment of liquidated damages under the Registration Rights Agreement), payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock to certain noncorporate United States Holders. The payor will be required to withhold backup withholding tax at the rate of 31% if (a) the payee fails to furnish a taxpayer identification number ("TIN") to the payor or establish an exemption from backup withholding, (b) the Service notifies the payor that the TIN furnished by the payee is incorrect, (c) there has been a notified payee underreporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code or (d) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle the Holder to a refund, provided that the required information is furnished to the Service.

NON-UNITED STATES HOLDERS

  As used herein, the term "Non-United States Holder" means any beneficial owner of a Note or Common Stock that is not a United States Holder.

 Payment of Interest

  Generally, interest income of a Non-United States Holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate). However, interest paid on a Note by the Company or any Paying Agent to a Non-United States Holder will qualify for the "portfolio interest exemption" (provided the Company is not a "USRPHC" as defined below under "--FIRPTA Treatment of Non-United States Holders") and therefore, subject to the discussion of backup withholding below, will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that the Non-United States Holder (i) does not actually or constructively own (pursuant to the conversion feature of the Notes or otherwise) 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank which acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business and (iv) either (a) provides a Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof.

  Treasury Regulations that become effective January 1, 1999 provide alternative methods for satisfying the certification requirement described in clause (iv) above. These Treasury Regulations also will require, in the case of Notes held by a foreign partnership, that (i) the certification described in clause (iv) above be provided by the partners rather than by the foreign partnership (unless the foreign partnership agrees to become a "withholding foreign partnership") and (ii) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

  Except to the extent that an applicable treaty otherwise provides, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-United States Holder. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Holder delivers a properly executed IRS Form 4224 to the payor.

 Sale, Exchange or Redemption of the Notes

  A Non-United States Holder of a Note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the Note (including the receipt of cash in lieu of fractional shares upon conversion of a Note into Common Stock but not including any amount representing interest or accrued market discount) unless
(1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met, or (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

 Conversion of the Notes

  In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a Note into Common Stock by a Non-United States Holder except with respect to the receipt of cash in lieu of fractional shares by Non-United States Holders upon conversion of a Note where any of the conditions described above under "Non-United States Holders--Sale, Exchange or Redemption of the Notes" is satisfied.

 Sale or Exchange of Common Stock

  Subject to the discussion below under "FIRPTA Treatment of Non-United States Holders," a Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of Common Stock unless any of the conditions described above under "Non-United States Holders--Sale, Exchange or Redemption of the Notes" is satisfied.

 FIRPTA Treatment of Non-United States Holders

  Under the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"), foreign persons generally are subject to United States federal income tax on capital gain realized on the disposition of any interest (other than solely as a creditor) in a corporation that is a United States real property holding corporation (a "USRPHC"). For this purpose, a foreign person is defined as any holder who is a foreign corporation (other than certain foreign corporations that elect to be treated as domestic corporations), a non-resident alien individual, a non-resident fiduciary of a foreign estate or trust, or a foreign partnership. Under FIRPTA, a corporation is a USRPHC if the fair market value of the United States real property interests held by the corporation is 50 percent or more of the aggregate fair market value of certain assets of the corporation.

  The Company does not currently believe that it is a USRPHC. Thus, a Non-United States Holder of the Common Stock of the Company generally will not be subject to U.S. federal income tax imposed by FIRPTA on a sale or other disposition of the shares of Common Stock. Even if a corporation meets the test for a USRPHC, a foreign person would generally not be subject to tax, or withholding in respect to such tax, on gain from a sale or other disposition of such corporation's stock solely by reason of the corporation's USRPHC status if the stock is regularly traded on an established securities market ("regularly traded") during the calendar year in which such sale or disposition occurs, provided that such holder does not own, actually or constructively, stock with a fair market value in excess of 5 percent of the fair market value of all such stock outstanding at any time during the shorter of the five-year period preceding such disposition or the holder's holding period. The Company believes that the Common Stock will be treated as regularly traded.

 Dividends

  Distributions by the Company with respect to the Common Stock that are treated as dividends paid (or deemed paid), as described above under "United States Holders--Dividends" to a Non-United States Holder (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a Non-United States Holder will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. If such Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Holder delivers IRS Form 4224 to the payor.

  Under current United States Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of the Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under Treasury Regulations that become effective for distributions after 1998, however, a non-U.S. holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. In addition, under these Treasury Regulations, in the case of common stock held by a foreign partnership, the certification requirement would generally be applied to the partners of the partnership (unless the partnership agrees to become a "withholding foreign partnership") and the partnership would be required to provide certain information, including a United States taxpayer identification number. These Treasury Regulations also provide look-through rules for tiered partnerships.

 Death of a Non-United States Holder

  A Note held by an individual who is a Non-United States Holder at the time of his or her death will not be includable in the decedent's gross estate for United States estate tax purposes, provided that such Holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that, at the time of death, payments with respect to such Notes would not have been effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States.

  Common Stock actually or beneficially held (other than through a foreign corporation) by a Non-United States Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

 Information Reporting and Backup Withholding Tax

  United States information reporting requirements and backup withholding tax will not apply to payments on a Note to a Non-United States Holder if the statement described in "Non-United States Holders--Payment of Interest" is duly provided by such Holder, provided that the payor does not have actual knowledge that the Holder is a United States person.

  Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note or any payment of the proceeds of the sale of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker is (i) a United States person, (ii) a foreign person that derives 50% of more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States, (iii) a controlled foreign corporation for United States federal income tax purposes or (iv) (after December 31, 1998) a foreign partnership more than 50% of the capital or profits of which is owned by one or more U.S.

persons or which engages in a U.S. trade or business. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii), (iii) or (iv) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note provides the statement described in "Non-United States Holders-- Payment of Interest" or otherwise establishes an exemption.

  If paid to an address outside the United States, dividends on Common Stock held by a Non-United States Holder will generally not be subject to the information reporting and backup withholding requirements described in this section, provided that the payor does not have actual knowledge that the Holder is a United States person. However, under the Treasury Regulations effective with respect to payments made after December 31, 1998, dividend payments will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. See the discussion above with respect to rules applicable to foreign partnerships under the Treasury Regulations that became effective on January 1, 1999.

                            SELLING SECURITYHOLDERS

  The following table sets forth the name of each Selling Securityholder and
(i) the amount of Notes owned by each Selling Securityholder as of January 7, 1999 (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder under this Prospectus; (iii) the amount of Common Stock owned by each Selling Securityholder as of January 7, 1999; and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under this Prospectus. All information with respect to beneficial ownership has been furnished to the Company by the respective Selling Securityholders. Beneficial ownership of the Notes and Common Stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

                                                                                  NO. OF
                             AGGREGATE               PRINCIPAL                    SHARES
NAME OF SELLING SECURITY  PRINCIPAL AMOUNT % OF   AMOUNT OF NOTES    NO. OF      OFFERED
         HOLDER               OF NOTES     CLASS  OFFERED HEREBY  SHARES(1)(2) HEREBY(1)(2)
------------------------  ---------------- -----  --------------- ------------ ------------
Baptist Health of South
 Florida................        106,000     0.08%       106,000       3,707        3,707
Boston Museum of Fine
 Arts...................         62,000     0.05%        62,000       2,168        2,168
California Public
 Employees' Retirement
 System.................      3,000,000     2.40%     3,000,000     104,918      104,918
CIBC Oppenheimer
 Corp. .................      1,595,000     1.28%     1,595,000      55,781       55,781
Dunham & Associates II..         51,000     0.04%        51,000       1,784        1,784
Dunham & Associates
 III....................         27,000     0.02%        27,000         944          944
Engineers Joint Pension
 Fund...................        231,000     0.18%       231,000       8,079        8,079
Fiserv Correspondent
 Services...............        509,000     0.41%       509,000      17,801       17,801
Forest Global
 Convertible Fund A5....      1,000,000     0.80%     1,000,000      34,973       34,973
JMG Convertible
 Investments L.P. ......        500,000     0.40%       500,000      17,486       17,486
Nicolas-Applegate
 Convertible Fund.......      2,200,000     1.76%     2,200,000      76,940       76,940
Pell Rudman Trust.......         50,000     0.04%        50,000       1,749        1,749
Q Investments, L.P. ....        125,000     0.10%       125,000       4,372        4,372
San Diego City
 Retirement.............        623,000     0.50%       623,000      21,788       21,788
San Diego County
 Convertible............      1,909,000     1.53%     1,909,000      66,763       66,763
Southport Partners
 International, Ltd. ...        500,000     0.40%       500,000      17,486       17,486
Triton Capital
 Investments, Ltd. .....        500,000     0.40%       500,000      17,486       17,486
Wake Forest University..      1,091,000     0.87%     1,091,000      38,155       38,155
                            -----------             -----------     -------      -------
  Total.................    $14,079,000    11.26%   $14,079,000     492,380      492,380
                            ===========             ===========     =======      =======

--------
*Less than 1%
(1)All share amounts set forth represent less than 1% of the outstanding Class A Common Stock.
(2) Reflects the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. Assumes conversion into Class A Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. See "Description of Notes-- Conversion Rights."

  Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution." Such sales would affect the data in the table above.

  Only Selling Securityholders identified above who beneficially own the Notes and Common Stock set forth opposite each such Selling Securityholder's name in the foregoing table on the effective date of the Registration Statement may sell such Notes and Common Stock pursuant to this Prospectus. The Company may from time to time include additional Selling Securityholders in supplements to this Prospectus.

  The Company has agreed to pay the cost of the registration of the Securities and the preparation of this Prospectus and the Registration Statement under which it is filed. The Selling Securityholders are responsible for any underwriting discounts and commissions relating to the Securities to be sold by the Selling Securityholders.

                             PLAN OF DISTRIBUTION

  The Notes were issued to the Selling Securityholders in connection with an underwritten private placement. The Notes and the underlying Common Stock may by sold from time to time by the Selling Securityholders. The Selling Securityholders may from time to time sell all or a portion of the Securities in one or more transactions (which may involve one or more block transactions) on the exchange on which the Securities are traded, if any, in the over-the-counter market, in separately negotiated transactions or in a combination of such transactions; each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; some or all of the Securities may be sold through brokers acting on behalf of the Selling Securityholders or to dealers or underwriters for resale by such dealers or underwriters; and in connection with such sales such brokers, dealers and underwriters may receive compensation in the form of discounts or commissions from the Selling Securityholders and may receive commissions from the purchasers of Securities for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved). Any broker or dealer participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this Prospectus to any person who purchases any of the Securities from or through such broker or dealer.

  In connection with any sales through a broker, such broker may act as agent for the Selling Securityholder or may purchase from the Selling Securityholder all or a portion of such Securities as principal. Securities sold by a broker may be made in one or more of the following transactions: (i) block transactions (which may involve crosses) in which a broker may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any broker as principal and resale by such broker for its own account; (iii) an exchange distribution or a secondary distribution in accordance with applicable NYSE rules; (iv) ordinary brokerage transactions and transactions in which any broker solicits purchasers; (v) sales "at the market" to or through the market maker or into an existing trading market, on an exchange or otherwise, for such Securities; and (vi) sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers.

  The Company is permitted to suspend the use of this Prospectus in connection with the sales of Notes and the underlying Common Stock by holders upon the happening of certain events or if there exists any fact that makes any statement of material fact made in this Prospectus untrue or that requires the making of additions to or changes in the Prospectus in order to make the statements herein not misleading until such time as the Company advises the Selling Securityholders that use of the Prospectus may be resumed. The Company has agreed to pay the cost of the registration of the Securities and the preparation of this Prospectus and the Registration Statement under which it is filed. The expenses so payable by the Company are estimated to be approximately $38,000.

  In order to comply with the securities laws of certain states, if applicable, the Notes and the underlying Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Notes and the underlying Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

  Any Securities covered by this Prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There can be no assurance that any Selling Securityholder will sell any or all of the Notes or the underlying Common Stock described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

                                 LEGAL MATTERS

  Certain legal matters regarding the validity of the Notes and the shares of Common Stock issuable upon the conversion of the Notes will be passed upon for the Company by Kirkland & Ellis, New York, New York (a partnership which includes professional corporations). Mr. Glen E. Hess has been a director of the Company since 1983. Mr. Hess's professional corporation is a partner of Kirkland & Ellis, a law firm which since 1978 has performed significant legal services for the Company.

                                    EXPERTS

  The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

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NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESEN-TATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE SELL-ING SECURITYHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                ---------------

                               TABLE OF CONTENTS

Special Note Regarding Forward-Looking Statements...........................   2
Available Information.......................................................   2
Incorporation of Certain Documents by Reference.............................   2
The Company.................................................................   4
Use of Proceeds.............................................................   5
Ratio of Earnings to Fixed Charges..........................................   5
Description of Notes........................................................   6
Description of Capital Stock................................................  15
Certain United States Federal Income Tax Consequences.......................  17
Selling Securityholders.....................................................  24
Plan of Distribution........................................................  25
Legal Matters...............................................................  26
Experts.....................................................................  26

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                                  $14,079,000

                           [LOGO](TM) ALPHARMA(TM)

                 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2005

                                ---------------

                                   PROSPECTUS
                                ---------------




                                JANUARY 7, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the expenses of the Registrant in connection with the registration of the securities being registered, other than underwriting discounts and commissions. All such amounts are estimates, other than the fees payable to the Commission.

     Securities and Exchange Commission registration fee............... $ 3,914
     NYSE listing fee..................................................   3,400
     Legal fees and expenses...........................................  20,000
     Accounting fees and expenses......................................  10,000
     Miscellaneous.....................................................     686
                                                                        -------
       Total........................................................... $38,000
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Restated Certificate of Incorporation of the Registrant provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

  Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. The Restated Certificate of Incorporation of the Registrant provide for indemnification of its directors and officers to the fullest extent permitted by applicable law.

ITEM 16. EXHIBITS.

  The following exhibits are filed pursuant to Item 601 of Regulation S-K:

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   1.1   Purchase Agreement, dated as of March 25, 1998, by and among the
         Company, SBC Warburg Dillon Read Inc., CIBC Oppenheimer Corp. and
         Cowen & Company (incorporated by reference to Exhibit 1.1 of the
         Company's Form 8-K, dated as of March 30, 1998 (the "March Form 8-
         K")).
   2.1   Agreement for the sale and purchase of the issued share capital of Cox
         Investments Limited, dated April 30, 1998 between Hoechst AG, Alpharma
         (U.K.) Limited, and Alpharma Inc. (incorporated by reference to
         Exhibit 2.1 of the Company's Form 8-K, dated as of May 7, 1998).
   4.1   Indenture, dated as of March 30, 1998, by and among the Company and
         First Union National Bank, as trustee, with respect to the 5 3/4%
         Convertible Subordinated Notes due 2005 (incorporated by reference to
         Exhibit 4.1 of the March Form 8-K).
   4.2   Registration Rights Agreement, dated as of March 25, 1998, by and among the Company, SBC Warburg Dillon Read Inc., CIBC Oppenheimer
         Corp. and Cowen & Company (incorporated by reference to Exhibit 4.1 of the March Form 8-K).
   5.1   Opinion of Kirkland & Ellis regarding legality of securities being registered.
  12.1   Statements regarding computation of ratio of earnings to fixed charges.
  23.1   Consent of PricewaterhouseCoopers LLP.
  23.2   Consent of Kirkland & Ellis--included in Exhibit 5.1.
  24.1   Powers of Attorney included in Part II of Registration Statement.
  25.1   Form T-1. (incorporated by reference to Exhibit 25.1 of the Shelf
         Registration Statement on Form S-3, filed with the Securities and
         Exchange Commission on June 23, 1998 and declared effective on August
         26, 1998).

ITEM 17. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF FORT LEE, NEW JERSEY, AS OF DECEMBER 31, 1998.

                                          ALPHARMA INC.

                                                   /s/ Jeffrey E. Smith
                                          By: _________________________________
                                                     JEFFREY E. SMITH
                                             VICE PRESIDENT, FINANCE AND CHIEF
                                                     FINANCIAL OFFICER

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey E. Smith and Robert Wrobel and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and his name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement (and any registration statement filed pursuant to Rule 462(b) under the Securities
Act), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND AS OF THE DATES INDICATED.

              SIGNATURE                        TITLE
                                                                     DATE

                                       Chairman, Chief           December 31,
     /s/  Einar W. Sissener            Executive  Officer            1998
-------------------------------------  and Director
          EINAR W. SISSENER

                                       President and Chief       December 31,
     /s/   Gert W. Munthe               Operating Officer            1998
-------------------------------------  (as of  May 1, 1998)
           GERT W. MUNTHE              and Director

                                       Vice President,           December 31,
     /s/  Jeffrey E. Smith             Finance and  Chief            1998
-------------------------------------  Financial Officer
          JEFFREY E. SMITH

                                       Director
-------------------------------------
            I. ROY COHEN

      /s/   Thomas Gibian              Director                  December 31,
-------------------------------------
            THOMAS GIBIAN

              SIGNATURE                         TITLE                DATE

      /s/   Glen E. Hess                Director                 December 31,
                                                                     1998
-------------------------------------
            GLEN E. HESS

                                        Director
-------------------------------------
          ERIK G. TANDBERG

     /s/  Peter G. Tombros              Director                 December 31,
                                                                     1998
-------------------------------------
          PETER G. TOMBROS

                                        Director
-------------------------------------
           ERIK HORNNAESS

     /s/  Oyvin A. Broymer              Director                 December 31,
                                                                     1998
-------------------------------------
          OYVIN A. BROYMER

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
 1.1     Purchase Agreement, dated as of March 25, 1998, by and among the
         Company, SBC Warburg Dillon Read Inc., CIBC Oppenheimer Corp. and
         Cowen & Company (incorporated by reference to Exhibit 1.1 of the
         Company's Form 8-K, dated as of March 30, 1998 (the "March Form 8-
         K")).*
 2.1     Agreement for the sale and purchase of the issued share capital of Cox
         Investments Limited, dated April 30, 1998 between Hoechst AG, Alpharma
         (U.K.) Limited, and Alpharma Inc. (incorporated by reference to
         Exhibit 2.1 of the Company's Form 8-K, dated as of May 7, 1998).*
 4.1     Indenture, dated as of March 30, 1998, by and among the Company and
         First Union National Bank, as trustee, with respect to the 5 3/4%
         Convertible Subordinated Notes due 2005 (incorporated by reference to
         Exhibit 4.1 of the March Form 8-K).*
 4.2     Registration Rights Agreement, dated as of March 25, 1998, by and among the Company, SBC Warburg Dillon Read Inc., CIBC Oppenheimer
         Corp. and Cowen & Company (incorporated by reference to Exhibit 4.1 of the March Form 8-K).*
 5.1     Opinion of Kirkland & Ellis regarding legality of securities being registered.**
 12.1    Statements regarding computation of ratio of earnings to fixed charges.*
 23.1    Consent of PricewaterhouseCoopers LLP.**
 23.2    Consent of Kirkland & Ellis--included in Exhibit 5.1.**
 24.1    Powers of Attorney included in Part II of Registration Statement.*
 25.1    Form T-1.*

--------
 * Previously filed
** Filed herewith